Exhibit 3.1.1
Amendment to Articles of Incorporation

(Seal of the Secretary of State of the State of Nevada)	ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4289 (776)584-8708 Website: www.nvsos.gov	Filed it the office of Ross Miller Secretary of State State of Nevada	Document Number 20080623045-10 Filing Date and Time 09/19/2008 11:50 AM Entity Number C27478-2004

Certificate of Amendment
(PURSUANT TO NRS 75.288 AND 70.300)

USE BLACK IN ONLY – DO NOT HIGHLIGHT                                                                                                           ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78,390 - After Issuance of Stock)

1. Name of corporation:  Labwire, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is amended and restated in its entirety as follows:

"SHARES: (Total shares authorized to issue): This Corporation Is authorized to issue one class of stock to be designated as "Common Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is Two Hundred Million (200,000,000) shares, par value of $0.001 per share."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a Majority of the voting power, or such greater proportion of the voting power as may be required In the case of a vote by classes or series, or as may be required by the provisions of the articles of Incorporation• have voted In favor of the amendment is:
85.7%

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X  //s// Dexter Morris,  CEO
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any chew or series of shares, then the amendment must be Approved by the vote, In addition to the affirmative vote otherwise required, of the holders of representing A majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees May cause this filing to be rejected.

This form must be accompanied by appropriate fees. Nevada Secretary of State amend profit after

 Revised 7-1-08